Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT OF SALE AND PURCHASE

This Amendment No. 1 to Agreement of Sale and Purchase (the “Amendment”) is made and entered into as of the 10th day of April, 2014, by and among HALCÓN ENERGY PROPERTIES, INC., a Delaware corporation, HALCÓN FIELD SERVICES, LLC, a Delaware limited liability company, HK ENERGY, LLC, a Texas limited liability company, HALCÓN OPERATING CO., INC., a Texas corporation, HK ENERGY OPERATING, LLC, a Texas limited liability company, and HALCÓN RESOURCES OPERATING, INC., a Delaware corporation (collectively, “Sellers”), and NEW GULF RESOURCES, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.                                    Sellers and Purchaser have entered into that certain Agreement of Sale and Purchase dated February 25, 2014 (the “Agreement”).

B.                                    Sellers and Purchaser desire to amend the Agreement to, among other things, revise the Scheduled Closing Date for the transactions contemplated by the Agreement as set forth herein.

C.                                    Capitalized terms used in this Amendment are defined in the Agreement, as amended hereby, unless otherwise stated in this Amendment.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party to this Amendment, intending to be legally bound, agree as follows:

ARTICLE I

Amendments

1.01.                     Amendment to Section 9.1.  Effective as of the date hereof, the first sentence of Section 9.1 of the Agreement is and shall be deleted and replaced in its entirety with the following:

“Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), and subject to the provisions of Sections 3.4 and 7.7 relating to delayed Closings, the Closing, shall take place at 10:00 a.m., local time, on May 7, 2014 (such date the “Scheduled Closing Date”), at the offices of Halcón Resources Corporation, 1000

Louisiana, Suite 6700, Houston, Texas, unless the date for Closing is extended pursuant to Section 3.4(k) and/or Section 4.3(b), in which case the Closing shall take place on such extended date or such other date, time or place is mutually agreed to in writing by Purchaser and Sellers.”

1.02.                     Amendment to Section 9.4(a).  Effective as of the date hereof, the first sentence of Section 9.4(a) of the Agreement is and shall be deleted and replaced in its entirety with the following:

“Not later than April 30, 2014, Sellers shall prepare in good faith and deliver to Purchaser, based upon the best information available to Sellers at such time, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) estimating each Seller’s share of the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 and any amounts to be escrowed pursuant to Section 3.4(k) and reflecting the calculation of the adjustments used to determine such amounts.”

1.03.                     Amendment to Section 10.1(c).  Effective as of the date hereof, Section 10.1(c) of the Agreement is and shall be deleted and replaced in its entirety with the following:

“(c)                            by Sellers, if Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and such failure has not been cured within five (5) days after written notice thereof from Seller to Purchaser; provided that, any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date;”

1.04.                     Amendment to Section 7.8(a).  Effective as of the date hereof, Section 7.8(a) of the Agreement is and shall be deleted and replaced in its entirety with the following:

“(a)                           Subject to the provisions of Section 12.3, Sellers shall be responsible for all Taxes related to the Assets (including ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed and apportioned as set forth in Section 1.4) attributable to any period of time prior to the Effective Time, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time on and after the Effective Time. Notwithstanding the foregoing, Sellers shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes).  If requested by Purchaser, Sellers will assist Purchaser with preparation of all ad valorem and property Tax Returns for periods ending on or before the Closing Date (including any extensions requested), but which are required to be paid after the Closing Date. Purchaser shall file all Tax Returns covering Taxes treated as Property Costs that are required to be filed after the Closing Date unless covered above. With respect to such Tax Returns covering a taxable period which includes the Effective Time, Purchaser shall provide a copy of such Tax Return to Sellers within thirty (30) days prior to filing for Sellers’ approval, which shall not be unreasonably withheld.  If any Taxes allocated to Sellers pursuant to this Section 7.8 or Section 1.4 are actually paid by Purchaser, then, after the Closing Date and upon written request by Purchaser, Sellers shall, within fifteen (15) Business Days of such request, make a payment to Purchaser of the amount of any such Taxes paid by Purchaser but allocated to Sellers.  If any Taxes allocated to Purchaser pursuant to this Section 7.8 or Section 1.4 are actually paid by Sellers and not already accounted for in an adjustment to the Purchase Price pursuant to Section 2.2(d), then, after the Closing Date and upon written request by Sellers, Purchaser shall, within fifteen (15) Business Days of such request, make a payment to Sellers of the amount of any such Taxes paid by Sellers but allocated to Purchaser.”

ARTICLE II

Ratifications

2.01.                     Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect.  Purchaser and Sellers agree that the Agreement, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with its terms.

ARTICLE III

Miscellaneous Provisions

3.01.                     Reference to Agreement.  The Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms of the Agreement, as amended hereby, are hereby amended so that any reference in the Agreement and such other documents to the Agreement shall mean a reference to the Agreement as amended hereby.

3.02.                     Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

3.03.                     Counterparts.  This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

3.04.                     Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

3.05                        Applicable Law.  THIS AMENDMENT SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed or caused this Amendment No. 1 to be executed as of the day and year first above written.

SELLERS:

HALCÓN ENERGY PROPERTIES, INC.

HK ENERGY, LLC

HALCÓN OPERATING CO., INC.

HK ENERGY OPERATING, LLC

HALCÓN RESOURCES OPERATING, INC.

By:	/s/ Steve W. Herod
Name:	Steve W. Herod
Title:	President

HALCÓN FIELD SERVICES, LLC

By:	/s/ Rich DiMichele
Name:	Rich DiMichele
Title:	President

PURCHASER:

NEW GULF RESOURCES, LLC

By:	/s/ Tracy A. Poole
Name:	Tracy A. Poole
Title:	President